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                                                                   EXHIBIT 10.11

August 11, 1999


Ms. Susan Bailey
5415 Preserve Drive
Greenwood Village, CO  80121


Dear Susan,

This revised offer letter supersedes our original offer letter to you dated July 19, 1999.

I am pleased to extend to you the position of Corporate Vice President, U.S./Canada Sales and Service for Storage Technology Corporation, reporting directly to Dave Weiss, Chairman, Chief Executive Officer and President. The compensation and benefit package being offered with this corporate officer position is outlined below, and is subject to approval of the Board of Directors.

Your annual base salary will be $350,000, and you will be considered for a merit increase effective January 2000. You will be eligible to participate in the StorageTek MBO Plan. For 1999, your MBO target incentive will be 60% of your base salary at the target level of performance, 120% at the stretch level, and 150% at the ultra stretch level. This MBO incentive plan is measured on corporate performance and achievement of the MBO goals shared by all the corporate officers. In addition, the MBO plan has a shareholder value add (SVA) component which, if achieved, will add another 50% of the incentive amount already earned from the basic MBO plan. A portion, 25%, of any MBO bonus will be paid in the form of equity, including shares of common stock, or common stock equivalents, as well the entire SVA component. The details of this plan are contained in a separate MBO document. The 1999 MBO target will be guaranteed. It will be prorated from your date of hire and paid on the normal payment schedule in February 2000.

Also, subject to the approval of the Board of Directors, on your date of hire you will receive 7,500 shares of StorageTek restricted common stock at par value, $0.10 per share. These 7,500 shares will vest six years from the date of grant, unless accelerated. The vesting can accelerate to the first, second, and third anniversaries of the grant date through accomplishment of certain objectives through the year. You and I will jointly define the performance criteria for these restricted shares.

Further, subject to the approval of the Board of Directors, on your date of hire, StorageTek will grant to you a stock option to purchase 500,000 shares of StorageTek common stock, at a price to be determined on your hire date. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan. 300,000 of the stock options will vest in increments of 33%, 33%, and 34% on the first through the third anniversaries of the grant. 200,000 of the stock options will vest on the sixth anniversary of the date of grant; however, the vesting schedule for these options may be accelerated based upon the appreciation of the StorageTek stock price. A portion of the shares, 100,000 shares, will vest if the closing price of a share of StorageTek common stock on the NYSE, for 20 consecutive trading days, equals or exceeds 150% of the closing price of the stock on your date of hire, as reported in The Wall Street Journal; and the remaining 100,000 shares will be accelerated if the closing price of a share, for 20 consecutive trading days, equals or exceeds 200% of the closing price of the stock on your date of hire.



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Ms. Susan Bailey
Offer Letter
August 11, 1999
Page 2

The 1995 Equity Plan includes provisions that require the employee to surrender certain stock and gains realized upon the sale of stock during a period covering six months prior to or after voluntary termination.

Subject to the approval of the Board of Directors and then current market conditions, you may participate in the annual Long-Term Incentive Stock Option Plan. The current allocation model projects an annual options grant of approximately 50,000 shares to be allocated in February, 2000. The actual amount will be based upon current methodology at the time of the grant.

Under the terms of the StorageTek employment agreement for corporate officers, which will be negotiated with you following your hire, all unvested stock options granted to you under the StorageTek option plans and shares of restricted stock that you purchase will vest upon an involuntary termination as defined in the draft StorageTek Corporation Employment Agreement for Corporate Officers submitted for your review. This provision will be triggered by way of example but not of limitation in the event of a change of control or, without your consent, your relocation, a material reduction in your salary and bonus, or a significant reduction of your duties.

As a corporate officer, you are expected to comply with the Corporate Officer Ownership Guideline for corporate vice presidents, which is currently 2,500 shares. You have three (3) years to accumulate the shares. You need to retain ownership of 2,500 shares or common stock equivalent, during the course of your employment to comply with the Corporate Officer Ownership Guideline as amended from time to time.

StorageTek offers a deferred compensation program. Under this program you may defer up to 50% of your base salary and 75% of your bonus amount. Your deferred income is credited with an interest rate equal to the ten-year T-Bill rate plus
2.5 points. You will be provided further information regarding this program.

You are also eligible to participate in the StorageTek Profit Sharing and Thrift Plan (401(k) plan), which includes a corporate match of up to 3% of your base salary and a provision for profit sharing up to 3.5% of base salary. The profit share contribution is contingent on StorageTek's net income performance. Any excess from the match and profit share above the ERISA limits will be made to the deferred compensation program, should you so elect. This 3% match is made as 50% of the first 6% of employee contributions.

You will receive life insurance coverage in the amount of $1,050,000, or three times your initial base salary. At the beginning of the next quarter after your hire date, $1,000,000 of this coverage will be provided through an individually owned life insurance coverage with the premium paid by the Company. Your group term life insurance coverage will be $50,000. The individually owned policy is a universal life policy that you own and that earns cash surrender value. A member of StorageTek's compensation team will contact you regarding enrollment after your employment date.

As a corporate vice president, you are eligible to receive severance benefits. These benefits provide for a severance payment in an amount equal to 100% of your annual base salary plus an amount equal to your incentive plan bonus potential at the target level whether the Bonus would have been earned or not, in the event of an involuntary termination other than for cause.



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Ms. Susan Bailey
Offer Letter
August 11, 1999
Page 3


In addition, the following executive perquisites are currently in effect for corporate officers:

o    First class air travel domestically, business class internationally.
o    Financial and tax consulting expenses up to 1% of your base pay annually.
o Car allowance for a leased-quality vehicle of $550.00 per month, plus reimbursement for maintenance and insurance.
o Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.
o Supplemental executive health insurance program which will reimburse qualified health and welfare expenses for you and your family which are not covered by our standard plan. This has an annual limitation of $5,000.00.
o Should you at sometime during your employment elect to pursue your advanced degree (MBA) on a part-time or "executive" program basis, StorageTek agrees to provide for the expenses of the program, as you and your management agree to the structure or schedule of the program.

Should you accept this offer of employment, you will receive a signing bonus. The gross amount of this bonus is $100,000 and is subject to normal federal and local income tax provisions, it will be paid on your first or second regular paycheck. If you voluntarily resign from StorageTek within 18 months of your date of hire you agree to pay back the signing bonus in full and authorize the Company to deduct this amount from your final paycheck.

This offer is contingent upon your signing StorageTek's proprietary rights agreement and identification of pre-employment commitments form which are enclosed for your review. These enclosures define your obligations to StorageTek with regard to disclosure and dissemination of confidential information, ownership of intellectual property, disclosure of existing obligations and commitments, and non-raiding obligations.

As a condition of employment, you must successfully complete the StorageTek pre-employment drug screen test administered by the company. Once you have accepted StorageTek's offer and have chosen a date of hire, we will process your paperwork for new hire orientation and will advise you of the orientation meeting date and location.

Please review and sign the enclosed documents, and return them along with a signed acceptance copy of this letter in the enclosed self-addressed stamped envelope.

Upon acceptance of your offer letter, you will be asked to sign an Employment Agreement for Corporate Officers that will further define benefits and responsibilities which will include all of the terms and conditions contained in the offer letter.

If you have any questions regarding the conditions of this offer, please do not hesitate to contact me at 303-673-7199 or Karen Niparko at 303-673-3460. This offer is valid through August 11, 1999. If you accept this offer, your date of hire, as we discussed, will be August 13, 1999 and you will begin on a full-time basis on September 7, 1999.



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Ms. Susan Bailey
Offer Letter
August 11, 1999
Page 4


I look forward to working with you as a key member of the StorageTek team!


Very truly yours,



David Weiss
Chairman, Chief Executive Officer and President


Enclosures:
         Acceptance Copy
         Proprietary Rights Agreement
         Identification of pre-Employment Commitment
         Employment Eligibility Verification Form



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Ms. Susan Bailey
Offer Letter
August 11, 1999
Page 5





I accept the offer as outlined above and understand that my acceptance does not create an employment contract for a definite term or alter at-will employment.



------------------------------------------------
Susan Bailey                                Date



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Susan Bailey
Offer Letter
August 11, 1999
Page 6





APPROVALS:








--------------------------------------        ----------------------------------
David Weiss                       Date        Karen Niparko                 Date
Chairman, Chief Executive Officer             Chief Administrative Officer
and President